As filed with the Securities and Exchange Commission on October 3, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ARCIMOTO, INC.

(Exact name of registrant as specified in its charter)

Oregon	26-1449404
(State of incorporation)	(IRS Employer Identification No.)

2034 West 2nd Avenue

Eugene, Oregon 97402

(Address, including zip code, of registrant’s principal executive offices)

Arcimoto, Inc. 2022 Omnibus Stock Incentive Plan

(Full title of the plan)

Douglas M. Campoli

Chief Financial Officer

2034 West 2nd Avenue

Eugene, Oregon 97402

(541) 683-6293

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. David Mannheim

Michael K. Bradshaw, Jr.

Nelson Mullins Riley & Scarborough LLP

4140 Parklake Avenue, Suite 200

Raleigh, North Carolina 27612

(919) 329-3800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Arcimoto, Inc. 2022 Omnibus Stock Incentive Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 31, 2022;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed with the Commission on May 16, 2022 and August 15, 2022, respectively;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 14, 2022 (as amended January 20, 2022), February 3, 2022, April 26, 2022, April 27, 2022, June 16, 2022, June 16, 2022, June 21, 2022, July 6, 2022, July 15, 2022, July 18, 2022, August 4, 2022, August 11, 2022, August 16, 2022, August 19, 2022, September 1, 2022 and September 19, 2022, in each case only to the extent filed and not furnished; and

(d)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 21, 2017, as supplemented and updated by the description of our common stock set forth in Exhibit 4.2 of our Annual Report on Form 10-K for the year ended December 31, 2021, including any amendment or report filed for the purpose of updating such description..

All documents filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, that the Registrant discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the Commission, be incorporated by reference into or otherwise become a part of this Registration Statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Oregon Business Corporation Act (the “Oregon Act”), our Second Amended and Restated Articles of Incorporation, as amended (the “Articles”) and our Second Amended and Restated Bylaws (the “Bylaws”), we have the ability to indemnify directors and officers against liabilities that they may incur in such capacities.

The Oregon Act authorizes a corporation to indemnify an individual made a party to a proceeding because the individual is or was an officer or director against certain liability incurred in the proceeding if:

(a)	the conduct of the individual was in good faith;

(b)	the individual reasonably believed that his or her conduct was in the best interests of the corporation, or at least not opposed to its best interests;

(c)	in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful;

(d)	in the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and

(e)	in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, the individual was not adjudged liable on the basis that he or she improperly received personal benefit.

Section 6.3 of our Bylaws authorizes us to indemnify an individual made a party to a proceeding because the individual is or was an officer or director against certain liability incurred in the proceeding if:

(a)	the conduct of the director or officer was in good faith;

(b)	the director or officer reasonably believed that his or her conduct was in the Company's best interests, or at least not opposed to its best interests;

(c)	in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful; and

(d)	a director's or officer's conduct was with respect to an employee benefit plan for a purpose the director or officer reasonably believed to be in the interests of the participants in and beneficiaries of the plan and the conduct satisfies the requirement of (b) above.

The Oregon Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. In addition, the Oregon Act and Section 6.6 of our Bylaws provides that the indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under our Articles or Bylaws, or under any agreement, action of our board of directors, vote of shareholders or otherwise.

As authorized by the Oregon Act, Article VII of our Articles limits the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except that such a provision cannot affect the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful corporate distribution as defined in the Oregon Act or (iv) any transaction from which the director derived an improper personal benefit.

Section 6.2 of our Bylaws requires us, upon a determination that indemnification is permissible in the circumstances, to indemnify all directors and officers against any liability incurred in a proceeding in which the director or officer is a party, due to his or her status as a director or officer. However, indemnification in connection with a proceeding by or in the right of the Company is limited to reasonable expenses in connection with the proceeding. Indemnification of reasonable expenses is permissible in any proceeding in which a director or officer is wholly successful, on the merits or otherwise, in the defense of the proceeding.

The Oregon Act and Section 6.4 of our Bylaws authorizes us to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if (i) the director furnishes the corporation a written affirmation of the director’s good faith belief that the director has met the standard of conduct by the Oregon Act and (ii) the director furnishes a written undertaking, executed personally or on the director’s behalf, to repay the advance if the director is ultimately determined not to have met the standard of conduct.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Second Amended and Restated Articles of Incorporation of Arcimoto, Inc. (incorporated by reference to Exhibit 3.1(a) of Registrant’s Form 10-K filed with the Commission on March 29, 2019).

4.2	Articles of Amendment to Second Amended and Restated Articles of Incorporation of Arcimoto, Inc. (incorporated by reference to Exhibit 3.1(b) of Registrant’s Form 10-K filed with the Commission on March 29, 2019).

4.3	Second Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Arcimoto, Inc. (incorporated by reference to Exhibit 3(i) of Registrant’s Form 8-K filed with the Commission on May 16, 2019).

4.4	Third Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Arcimoto, Inc. (incorporated by reference to Exhibit 3.1(d) of Registrant’s Form 10-K filed with the Commission on March 31, 2022).

4.5	Second Amended and Restated Bylaws of Arcimoto, Inc. (incorporated by reference to Exhibit 2.2 of Registrant’s Form 1-A filed with the Commission on August 8, 2017).

5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1*	Consent of dbbmckennon, Independent Registered Public Accounting Firm.

23.2*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).

99.1	Arcimoto, Inc. 2022 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Form 10-Q filed with the Commission on August 15, 2022).

99.2	Form of Stock Option Award Agreement under the Arcimoto, Inc. 2022 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of Registrant’s Form 10-Q filed with the Commission on August 15, 2022).

107.1*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eugene, State of Oregon, on the 3rd day of October, 2022.

ARCIMOTO, INC.

By:	/s/ Douglas M. Campoli
Douglas M. Campoli
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jesse A. Fittipaldi and Douglas M. Campoli, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jesse A. Fittipaldi	Interim Chief Executive Officer	October 3, 2022
Jesse A. Fittipaldi	(principal executive officer)

/s/ Douglas M. Campoli	Chief Financial Officer (principal financial and	October 3, 2022
Douglas M. Campoli	accounting officer)

/s/ Terry L. Becker	Chief Operating Officer and Director	October 3, 2022
Terry L. Becker

/s/ Mark D. Frohnmayer	Chief Vision Officer and Director	October 3, 2022
Mark D. Frohnmayer

/s/ Nancy E. Calderon	Director	October 3, 2022
Nancy E. Calderon

/s/ Joshua S. Scherer	Lead Independent Director	October 3, 2022
Joshua S. Scherer

/s/ Jesse G. Eisler	Director	October 3, 2022
Jesse G. Eisler

/s/ Dan M. Creed	Director	October 3, 2022
Dan M. Creed

/s/ Christopher W. Dawson	Director	October 3, 2022
Christopher W. Dawson